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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
      SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
             SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
     Golden       Max          L.             (Month/Day/Year)              Sound Designs, Inc.       SODE      (Month/Day/Year)
----------------------------------------                                 ------------------------------------   N/A
     (Last)     (First)     (Middle)              3/10/00                5. Relationship of Reporting        -----------------------
     14677 Midway Road, Ste 206            ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting          X   Director    X  10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
     Addison        TX        75001           (voluntary)                  X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                         President and Chief Executive Officer  --- More than One
                                                                         -------------------------------------      Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                     6,576,732                           D                         N/A
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                                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Options                          12/01/99  10/30/04       Common Stock   1,200,000      0.10            D            N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal         /s/ MAX L. GOLDEN                   3/20/00
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             -------------------------------   -------------
                                                                                     **Signature of Reporting Person        Date
Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.
